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                                                                 EXHIBIT 2.1



                                AGREEMENT FOR PURCHASE
                                 AND SALE OF PROPERTY
                                       ALL CASH


         THIS AGREEMENT is made and entered into as of this 26th day of November, 1997, by and between NYLIFE REALTY PARTNERS I - GENERAL PARTNERSHIP
(C), a Delaware general partnership ("Seller") by and through its authorized agent, GREYSTONE REALTY CORPORATION, a Delaware corporation ("Greystone"), PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation ("Buyer") and CHICAGO TITLE INSURANCE COMPANY, an Illinois corporation, as Escrow Agent.

                            W I T N E S S E T H  T H A T :

         WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), but only upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

    SECTION 1.  DEFINITIONS AND EXHIBITS.

         1.1 DEFINITIONS. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

         1.1.1 AGREEMENT. This Agreement for Purchase and Sale of Property (All Cash).

         1.1.2 BUILDING. The office building or buildings located on the Land and known locally as 10200, 10250 and 10300 Valley View Road, Eden Prairie, Minnesota.

         1.1.3 CLOSING. The closing and consummation of the purchase and sale of the Property pursuant hereto.

         1.1.4 CLOSING DATE. The date on which the Closing occurs as provided in Section 11.1 hereof.

         1.1.5 CONTRACT DATE. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

         1.1.6  DISCLOSURES. The disclosures described in Section 8.9 hereof.

         1.1.7 EARNEST MONEY. The amount deposited by Buyer in escrow with Escrow Agent as earnest money pursuant to the terms and conditions of Section 3 hereof, together with any interest earned thereon (which shall follow principal).

         1.1.8 ESCROW AGENT. Chicago Title Insurance Company, acting as Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.


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         1.1.9  ESCROW AGREEMENT. That certain Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent referred to in Section 3 hereof and attached hereto as Exhibit A and by this reference made a part hereof.

         1.1.10 GUARANTOR OR GUARANTORS. Each guarantor of any of a Tenant's duties and obligations under such Tenant's Lease (collectively, the "Guarantors").

         1.1.11 GUARANTY OR GUARANTIES. Each guaranty presently in effect of all or any of a Tenant's duties and obligations under a Lease (collectively, the "Guaranties").

         1.1.12 IMPROVEMENTS. The Building and any other buildings, structures and improvements located upon the Land as well as all fixtures, apparatus, equipment and appliances (such as heating and air conditioning systems, ventilation systems, and facilities used to provide any utility services and other services on the Property) owned by Seller and located on and used in connection with the operation or occupancy of, the Property.

         1.1.13 INSPECTION DATE. The Inspection Date set forth in Section 6.4 hereof.

         1.1.14 LAND. All those tracts or parcels of land described in Exhibit B attached hereto and by this reference made a part hereof.

         1.1.15 LEASE: LEASES. Each lease of space or property within the Property in force and effect as of the date hereof (collectively, the "Leases"), the Leases being listed in Exhibit C attached hereto and by this reference made a part hereof.

         1.1.16 PERMITTED TITLE EXCEPTIONS. Those matters identified on Exhibit D attached hereto and by this reference made a part hereof.

         1.1.17 PROPERTY. All of Seller's right, title and interest in, to and under the following property:

              (i)     The Leases;

              (ii)    The Land;

              (iii)   The Improvements;

              (iv) The personal property (collectively, the "Personal Property") listed on Exhibit E attached hereto and by this reference made a part hereof;

              (v)     The Guaranties;

              (vi)    The Security Deposits;

              (vii)   The Surviving Service Contracts; and



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              (viii)  All rights of way, easements, hereditaments and
                      appurtenances now or hereafter belonging or pertaining to any of the foregoing and all mineral, oil, gas or other hydrocarbon substances, development rights, air rights, water, water rights and water stock, if any, relating (in each case) to the Land, except those, if any, hereinafter reserved to Seller, together with any intangible personal property now or hereafter owned by Seller and used exclusively in the ownership, use and operation of the Property (such as any trade names for the Property or other contract rights relating solely to the Property), excluding, of course, trade names and other contract rights or intangible property used by Seller in any of its other business activities.

         1.1.18 PRORATION DATE. The effective date of the prorations provided in Section 4.2 hereof, which is midnight on the eve of the Closing Date.

         1.1.19 PURCHASE PRICE. The purchase price for the Property described in Section 4.1 hereof.

         1.1.20 RENT ROLL. The rent roll attached hereto as Exhibit F and by this reference made a part hereof or any updated version thereof.

         1.1.21 SECURITY DEPOSITS. Any and all security deposits made pursuant to the Leases.

         1.1.22 SERVICE CONTRACTS. All of the service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements (other than the Leases) that are in force and effect and affect the Property or the operation, repair or maintenance thereof, a complete list of such contracts or agreements being contained in Exhibit G attached hereto and by this reference made a part hereof.

         1.1.23 SURVIVING SERVICE CONTRACTS. Those Service Contracts which Buyer may elect in writing to assume, with Seller's consent, pursuant to Section 7 below and which shall be assigned to Buyer at the Closing.

         1.1.24 TENANT OR TENANTS. Each Tenant who has executed a Lease (collectively, the "Tenants").

         1.1.25 TENANT ESTOPPEL CERTIFICATES. The estoppel certificates which Seller shall devote its reasonable efforts to obtain from the Tenants, as provided in Section 9.3 hereof, such certificates to be substantially in the form of Exhibit H attached hereto and by this reference made a part hereof.

         1.1.26  TITLE INSURER. Chicago Title Insurance Company.

         1.1.27 TWO CONDITIONS. The Two Conditions described in Section 6.4 hereof.


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         1.2  EXHIBITS. Attached hereto and forming an integral part of this
Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

         Exhibit A - Escrow Agreement

         Exhibit B - Description of Land

         Exhibit C - List of Leases

         Exhibit D - Permitted Title Exceptions

         Exhibit E - List of Personal Property

         Exhibit F - Rent Roll

         Exhibit G - Service Contracts

         Exhibit H - Form of Tenant Estoppel Certificate

         Exhibit I - Description of Litigation Affecting the Property

         Exhibit J - Special Warranty Deed

         Exhibit K - Assignment and Assumption of Leases and Guaranties

         Exhibit L - Non-Foreign Certificate

         Exhibit M - Bill of Sale

         Exhibit N - Assignment and Assumption of Surviving Service Contracts

         Exhibit O - Notice of Lease Assignment

         Exhibit P - Assumption of Tenant Improvement and Leasing Commissions
                     by Seller

    SECTION 2.  PURCHASE AND SALE AGREEMENT.

         Subject to and in accordance with the terms and provisions hereof, Seller agrees to sell and Buyer agrees to purchase the Property.

    SECTION 3.  EARNEST MONEY.

         3.1  EARNEST MONEY. Within three (3) business days of the Contract
Date Buyer shall deposit with Escrow Agent the sum of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) as the earnest money deposit under this Agreement, which deposit. together with any interest or other income earned thereon (collectively, the "Earnest Money"), shall be held,


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invested and disbursed pursuant to the respective terms and provisions hereof and of the Escrow Agreement.

         3.2 DISBURSEMENT. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notice or notices as shall be necessary or, in the opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

    SECTION 4.  PURCHASE PRICE.

         4.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Property shall be Nine Million Seven Hundred Thousand and no/100 Dollars ($9,700,000.00). The Purchase Price, as adjusted by the prorations provided in
Section 4.2 hereof and as reduced by the Earnest Money, which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price, shall be paid by Buyer to Seller at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

         4.2 PRORATIONS. The following items shall be prorated between Seller and Buyer as of the Proration Date, and prorations favoring Buyer, to the extent determinable as of the Proration Date, shall reduce the Purchase Price payable by Buyer at the Closing, and such prorations favoring Seller, to the extent determinable as of the Proration Date, shall increase the Purchase Price payable by Buyer at the Closing:

         4.2.1 Rents actually collected whether such collection occurs prior to, on or after the Proration Date (other than any percentage or overage rents described in Section 4.2.2 below), additional rents, common area maintenance charges, charges for taxes and insurance premiums or for escalations thereof, if any, and other charges under the Leases (hereinafter collectively referred to as the "Rents"). Any adjustments for common area maintenance, taxes or utility charges collected after the Proration Date which are attributable to any period prior to the Proration Date shall be handled in the manner as set forth in the preceding sentence. Seller and Buyer hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Proration Date, then the same shall be calculated within thirty (30) days after the Proration Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

         4.2.2 Percentage or overage rents collected by Seller or Buyer from any Tenant from such Tenant's Lease attributable to any lease year of such Tenant in which the Proration Date occurs. Seller shall be entitled to receive an amount of such percentage or overage rents equal to the product of the total percentage or overage rents collected, Lease year multiplied by a fraction, the numerator being the number of days from the beginning of such Tenant's Lease year to the Proration Date and the denominator being the number of days in the subject year which are included within the term of the Lease, and Buyer shall retain the balance of such rents.

         4.2.3 Real Estate taxes and installments of special assessments due and payable in the year of Closing shall be prorated by Seller and Buyer. Any pending special assessments will be paid by Buyer.


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         4.2.4  Sanitary sewer taxes and utility charges, if any, to the extent, and only to the extent, such taxes and charges are not required to be paid by any Tenant.

         4.2.5 Payroll and related benefits and other operating expenses of the Property, including, without limitation, charges under the Surviving Service Contracts.

         4.2.6 In assuming Seller's obligations under the Leases at the Closing, Buyer shall specifically assume and agree to pay with respect to those Leases in existence on the Contract Date, except for those Leases and/or vacant space as set forth on Exhibit P annexed to and made a part hereof (see Section
9.2 with respect to Leases executed after the Contract Date), any and all commissions tenant improvement allowances and rent concessions that may become due and owing or may be required to be credited under any of such Leases after the Closing, whether the same relate to the primary term thereof or any renewal term thereof, provided however, that: (i) if such amount payable with respect to the remaining primary term under any such Lease after Closing is under $10,000.00, then Buyer shall receive a credit at the Closing for the then present value of such primary term amount payable; and (ii) if the amount payable with respect to the remaining primary term under any such Lease after Closing is $10,000.00 or more, then Seller may elect whether to give Buyer a credit for the then present value of such primary term amount payable after Closing, but if Seller does not elect to give Buyer such a credit, Buyer may terminate this Agreement by giving written notice of such termination to Seller within five (5) business days after Buyer's receipt of written notice from Seller of Seller's election to not give such credit. If Buyer does not elect to so terminate, Closing shall proceed without any such credit being given. If Buyer does elect to so terminate, then neither party shall have any further obligation to the other except as elsewhere specified in this Agreement, and the Earnest Money, less $100.00 to be paid to Seller, shall be returned to Buyer.

         4.2.7 If the parties make any errors in the closing prorations or if they subsequently determine any dollar amount prorated to be incorrect, each agrees, upon notice from the other within 180 days after the Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing.

         Buyer shall cooperate with Seller and use its best efforts to collect any payment required to be prorated under this Section 4.2 after the Closing; provided, however, that Buyer shall have no obligation to bring any legal action to collect such payment, although Seller shall have the right to sue delinquent Tenants for delinquent rent so long as Seller does not cause a termination of any Lease. Each party shall, as applicable, furnish to the other party after the Closing, at such time as a proration is required under this Section 4.2, but not more often than once every three (3) months, a statement setting forth all information necessary to support such proration and the calculation of such proration. Seller shall have the right, at its sole cost and expense, at any time after the Closing, to review, inspect and audit any and all books, records and other information of Buyer relating to any proration required under this
Section 4.2. Buyer and Seller shall promptly pay to the other party any amount due to the other party as a result of any proration required under this Section
4.2. All amounts due hereunder shall be payable no later than thirty (30) days after demand by the payee, and, if such payments duly owing are not then timely paid, then all such amounts shall bear interest at a rate equal to ten percent (10%) per annum until such time as all such amounts are paid in full. The terms and conditions set forth in this Section 4.2 shall expressly


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survive the Closing hereunder only for the period of time necessary to achieve final prorations of all amounts due and owing hereunder.

    SECTION 5. TITLE TO THE PROPERTY. Seller shall convey good marketable and insurable title to the Land and the Improvements to Buyer by Special Warranty Deed, which shall expressly be made subject to the Permitted Title Exceptions and, to the extent not included therein, to real estate taxes and the lien of special assessments not yet due and payable, any zoning laws and ordinances, the Leases, any easements or other rights that do not materially interfere with the use of the Property and any other rights or interests recorded in the public records of Hennepin County, Minnesota. Buyer shall have until thirty (30) days after the Contract Date by which to examine title to the Property, at Buyer's sole cost and expense, and to give written notice to Seller of any objections to other matters affecting title which Buyer may have; provided, however, that Seller shall within ten business days from the Contract Date submit to Buyer evidence of title. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects. If Buyer does give Seller timely notice of objection to any other title exceptions or defects, Seller shall then have the right, but not the obligation, for a period of five (5) business days after such notice, to reasonably cure or satisfy, or undertake to reasonably cure or satisfy by the Closing, such objection. If such objection is not so timely and reasonably cured or satisfied or undertaken to be reasonably cured or satisfied by Seller, then Buyer shall, within five (5) business days thereafter, elect, by written notice to be received by Seller on or before such fifth (5th) business day, either to
(a) terminate this Agreement, in which case the Earnest Money, less $100 to be paid to Seller, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in subparagraph
(b) above. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made thereby preserving this Agreement in full force and effect. Seller agrees not to further alter or encumber in any way Seller's title to the Property after the Inspection Date (except for entering into new leases or renewing existing Leases, which activities shall be governed by
Section 9 below) without Buyer's consent, which consent shall not be unreasonably withheld or delayed. Seller shall give Buyer notice of any such proposed change and Buyer shall then have five (5) business days in which to elect, by written notice to be received by Seller on or before such fifth (5th) business day, either to (i) consent to the change, or (ii) object, in which event Buyer shall set forth and deliver in writing to Seller its reasons for doing so. If Buyer has not given Seller notice of its election by the end of the fifth (5th) business day, Buyer shall be deemed to have elected to consent to the change. If Buyer timely objects to Seller's proposed change, Seller may make such change regardless of such objection, but Seller shall notify Buyer that such change has been made. If Seller has made such change over Buyer's timely objection made as provided above, Buyer may terminate this Agreement by written notice to Seller which must be given within five (5) business days of Buyer's receipt of notification of the change from Seller. If Buyer has not given notice of such termination within such five (5) business day period, Buyer shall have no further right to terminate this Agreement as a result of such change and shall accept title to the Property with such change. If Buyer does terminate the Agreement by such written notice given during such five day period, then the Earnest Money, less $100.00 to be paid


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to Seller, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

    SECTION 6.  LIMITATION ON WARRANTIES AND BUYER'S INSPECTION.

         6.1 LIMITATION ON WARRANTIES. Buyer and Seller acknowledge that Buyer shall inspect the Property and shall examine, review and inspect the books and records relating to the ownership and operation of the Property pursuant to the terms hereof. Buyer shall acquire the Property "AS IS, WHERE IS" without any obligation of Seller, except as expressly set forth herein to the contrary, to perform any repairs, improvements, maintenance or other work to the Property or any part thereof, and without, except as expressly set forth herein to the contrary, any warranties, express or implied, of any kind from Seller, including, but not limited to, warranties of fitness, merchantability, fitness for a particular purpose, habitability or tenantability. Seller expressly disclaims any representations and warranties with respect to the Property, except as specifically set forth in this Agreement, including any representations by any brokers or salesmen, and Buyer does hereby acknowledge that, in purchasing the Property, Buyer is relying only upon those representations of Seller concerning the Property expressly set forth as such in this Agreement.

         6.2 PHYSICAL AND DOCUMENT INSPECTION. Seller warrants that, to the best of its knowledge, it has made available to Buyer true, correct and complete copies of each of the following documents that it has in its possession as of the date hereof:

         (a) Each Lease, with all amendments thereto and any abstracts of the Leases;

         (b)  Each Guaranty, if any;

         (c)  Each Service Contract;

         (d)  A current Rent Roll;

         (e) A schedule of all current utility expenses and the allocation thereof to Tenants;

         (f) All surveys of the Property and plans and specifications and certificates of occupancy for the Building;

         (g) All current title insurance binders or policies in force with respect to the Property and the Building;

         (h)  Copies of the most recent property tax bill for the Property; and

         (i) All certificates of occupancy, if available, warranties, soil reports, insurance policies, operating reports pertaining to the years 1994, 1995 and 1996 to date, and other contracts or documents of significance to the Property. As used herein, a "document of significance to the Property" does not include: (i) any appraisal of the Property in Seller's possession; or (ii) any other


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              documents, communications, memoranda or similar items
              prepared for the internal use of Seller, whether prepared by officers or employees of Seller or Greystone, or by any property manager of Seller. Instead, the same shall include only significant documents (other than appraisals) sent to Seller by third parties other than those named in the preceding sentence.

         6.3 BUYER'S INSPECTION. Subject to the rights of the Tenants under the Leases and any rights or restrictions under any of the Permitted Title Exceptions, Buyer and its agents shall have the right, from time to time prior to the Closing, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer's sole cost and expense. Buyer agrees to give Seller reasonable advance notice of such examinations or surveys and to conduct such examinations, surveys or meeting with tenants during normal business hours. Unless Seller waives such right in writing, a representative of Seller must be present with Buyer during all examinations, surveys of the Property or meeting with tenants conducted by Buyer. Buyer shall not, without prior written notice to Seller, contact any Tenant, nor shall Buyer meet with any tenant unless accompanied by Seller's representative. Seller agrees to reasonably attempt to make reasonable arrangements for Buyer to meet with tenants. Buyer agrees to conduct all examinations and surveys of the Property in a manner that will not harm or damage the Property or cause any claim adverse to Seller or default under any Lease, and agrees to restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same. Buyer hereby indemnifies and holds Seller harmless from and against any claims for injury or death to persons, damage to property or other losses, damages or claims, including, without limitation, claims of any Tenants, and including, in each instance, attorneys' fees and litigation costs, arising out of any action of Buyer and/or any person or firm entering the Property on Buyer's behalf as aforesaid, which indemnity shall survive the Closing and any termination of this Agreement without the Closing having occurred.

         6.4 FORMAL INSPECTION PERIOD. Notwithstanding Buyer's right of inspection contained in Section 6.3 above, with respect to the condition of the Property, Buyer's obligation to close under this Agreement is subject to and conditioned only upon (in addition to Section 18.14 below and Buyer's being satisfied with the condition of title to the Property in the manner set forth in
Section 5 above) Buyer's investigation and study of and satisfaction with (a) the books and records of Seller relating to its operation of the Property, and
(b) the physical condition of the Property (hereinafter collectively referred to as the "Two Conditions"). Buyer shall have until the forty-fifth (45th) day after the Contract Date (the "Inspection Date") in which to make such investigations and studies with respect to the Two Conditions as Buyer deems appropriate, and to terminate this Agreement, by written notice to Seller, to be received on or before the Inspection Date, if Buyer is not, for any reason relating to the Two Conditions, satisfied with the Property. If Buyer fails to give notice of such termination, together with a written statement of its reasons for terminating this Agreement, such that such notice has been received by Seller on or before the Inspection Date, then Buyer's rights under this
Section 6.4 shall be deemed to have been waived by Buyer and this Agreement shall remain in full force and effect without any longer being subject to this
Section 6.4. If Buyer does give such notice of termination, $100 of the Earnest Money shall be paid to Seller for the rights granted Buyer hereunder and the balance of the Earnest Money shall be refunded to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.


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         6.4 (a)  COMMITTEE APPROVAL. In the event Buyer's right to terminate as provided in Section 6.4 has terminated, Buyer shall use its best efforts to obtain Investment Committee approval within 7 days from the termination of the Inspection Date.

         6.5 SURVEY. The Special Warranty Deed to be delivered by Seller to Buyer at the Closing shall contain the legal description of the Property contained in Exhibit B hereto. If the current as-built ALTA survey of the Property, to be obtained by Seller, contains a different legal description, Seller will convey the Property to Buyer pursuant to the new survey legal description of the Property by quitclaim deed, unless Chicago Title Insurance Company endorses Seller's owners title insurance policy to insure the new description, in which case the Special Warranty Deed shall contain such new legal description.

    SECTION 7. SERVICE CONTRACTS. Seller shall, at or prior to the Closing, terminate all Service Contracts, except those Service Contracts, designated by Buyer within thirty (30) days of the Contract Date to be Surviving Service Contracts, which Buyer elects to assume with Seller's consent.

    SECTION 8. REPRESENTATIONS AND WARRANTIES. Seller hereby warrants and represents to Buyer, in each instance to the best of its knowledge, as follows:

         8.1 RENT ROLL. The Rent Roll attached hereto as Exhibit F, as of November 20, 1996, is complete and accurate in all material respects, and Seller shall provide an updated version of the Rent Roll to Buyer at the Closing.

         8.2 LEASES - COMPLETE COPIES. The Leases listed on Exhibit C hereto, made available to Buyer pursuant to Section 6.2 hereof, are complete and accurate copies of all of the agreements affecting the use or occupation of the Property between third parties and Seller, and the Leases are in full force and effect and there are no written or oral promises, understandings or commitments with any Tenant other than as set forth in such Leases or described in the Rent Roll, any addendums thereto or Exhibit C hereto.

         8.3 LEASES - DEFAULT. Except as described in the Rent Roll, Seller has no actual knowledge of any notice of termination or material default under any of the Leases, and Seller has no actual knowledge of any existing or uncured material default, or any claim of material default, under any of the Leases, and no Tenant has asserted or to Seller's actual knowledge has any defense, set-off or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent and other charges pursuant to its Lease. There are and shall be, from and after the Closing Date, no rental, lease or other commissions now or hereafter payable to any person or entity with respect to any of the Leases, except as set forth in Exhibit C hereto.

         8.4 GUARANTIES - COMPLETE COPIES. The Guaranties made available to Buyer pursuant to Section 6.2 hereof are complete and accurate copies of all of the Guaranties, all of which are in full force and effect.



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         8.5  SERVICE CONTRACTS. A complete and accurate list and description of all of the Service Contracts is set forth in Exhibit G hereto. All such Service Contracts are in full force and effect in accordance with their respective terms.

         8.6 NO LITIGATION. Except as described in Exhibit I attached hereto and by this reference made a part hereof, Seller has not received any written notice of any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property. Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no representations or warranties whatsoever to Buyer with respect to the Property's compliance or lack thereof with applicable fire safety laws and building code ordinances or any similar statutes, ordinances, laws, rules or regulations. Seller has not, however, received any notice of any such violation within the twelve (12) months prior to the Contract Date.

         8.7  BOUNDARY LINES OF LAND. There is no pending litigation, and
Seller has received no written notice of any dispute, concerning the location of the lines and corners of the Land, and Seller has not been served with any legal action concerning the location of the lines and comers of the Land.

         8.8 AUTHORITY. Seller is a duly organized and validly formed corporation under the laws of the State of New York, is not subject to any involuntary proceeding for dissolution or liquidation thereof, and has obtained all requisite authorizations to enter into this Agreement with Buyer and to consummate and close the purchase and sale of the Property pursuant hereto.

         8.9 PROCEEDINGS. Except as disclosed to Buyer in writing, Seller does not have knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, which would affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property.

         8.10 GENERAL CONDITIONS. The foregoing representations and warranties are, to the best of Seller's knowledge, true and correct, and it is a condition to Buyer's obligation to close the purchase of the Property that the foregoing warranties shall be true and correct, to the best of Seller's knowledge, and in full force and effect, on the Contract Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller, as of the Closing Date, except for any material change in any of the foregoing representations or any material breach of any of the foregoing warranties or agreements that occurs and is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing, promptly upon Seller obtaining actual knowledge of such changes (each a "Disclosure" and collectively, the "Disclosures"), which Disclosures shall thereafter be updated by Seller to the Closing Date. If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect to cure all such material changes and breaches within thirty (30) days after Seller's receipt of a written request from Buyer to do so, or does not agree in writing within said thirty (30)-day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transactions contemplated by this Agreement, without reduction in the Purchase Price; or (b) terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Earnest Money, less $100 to be paid to Seller, to Buyer, and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Such election shall be made by Buyer within five (5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or breach. Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) business day period shall conclusively be construed as Buyer's having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such thirty
(30)-day period. Seller's representations and warranties made herein are based upon the actual knowledge of only Seller's executive officers and the Asset Manager of Greystone assigned for the Property and neither Seller nor its executive officers nor such Asset Manager shall be under any obligation, at any time, to independently investigate those matters about which, or relative to which, Seller has made a representation or warranty to Buyer herein. All warranties and representations made in this Section 8 shall terminate one hundred eighty (180) days after the Closing Date, unless a suit is filed thereupon in a court of competent jurisdiction by, on or before such one hundred eightieth (180th) day. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing.

    SECTION 9.  LEASES AND GUARANTIES.

         9.1 PRESERVATION OF LEASES AND GUARANTIES. Without Buyer's prior written consent, which shall not be unreasonably withheld or delayed, Seller shall not amend or modify the Leases after the Inspection Date; provided, however, that Seller may manage and administer the Leases in its sole discretion and in the normal course of its business until the Inspection Date, and shall give Buyer notice of any such amendment or modification. After the Inspection Date, Seller shall not, without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed, cancel any Lease or Guaranty, consent to any surrender or release of any Lease or Guaranty or consent to any assignment or sublease under any Lease. Seller shall give Buyer notice of any such contemplated action, and Buyer shall give Seller either its written consent or objection, giving its reasons for any objection, to be received by Seller on or before the fifth (5th) business day after Buyer's receipt of such notice. If Buyer fails to give notice of its election within said time period, it shall be deemed to have given its consent to said request. Seller shall, from and after the date of this Agreement to the Closing Date, perform and discharge its duties and obligations and otherwise comply with every material covenant and agreement of the landlord or lessor under the Leases, in its ordinary manner of business and within the time limits required thereunder.

         9.2  NEW LEASES.

              (a) Throughout the term of this Agreement, Seller shall be entitled to renew existing Leases in accordance with their terms and to reject any potential tenant or lease, as well as decide not to renew any existing Lease, in its sole discretion.

              (b) If Closing occurs, Buyer shall be responsible for paying all leasing commissions and tenant improvement costs associated with each and every Lease except those leases and/or amounts for tenant improvements and leasing commissions in the sum of $147,453.00 as set forth on Exhibit P which Seller agrees to assume, entered into after the Contract Date. Buyer shall reimburse Seller at Closing for any leasing commissions or tenant improvement amounts paid by Seller prior to Closing with respect to any and all leases entered into after the Contract Date.

         9.3 TENANT ESTOPPEL CERTIFICATES. Seller shall make a reasonable effort to obtain and deliver to Buyer at or prior to the Closing a Tenant Estoppel Certificate mutually agreed to by Seller and Buyer with respect to each of the Leases, duly executed by the Tenant thereunder and dated within ninety
(90) calendar days prior to the Closing Date. If, however, Seller is unable to obtain and deliver to Buyer at or prior to the Closing Tenant Estoppel Certificates with respect to at least 75% of the gross leasable area subject to the category of Leases defined as being "Certificate Related Leases" below, or, at Seller's option, to deliver to Buyer on or before the Closing Date a certificate of Seller, addressing the items set forth in such of the missing Tenant Estoppel Certificates which would have enabled Seller to meet the above standard of obtaining Tenant Estoppel Certificates with respect to at least seventy-five percent (75%) of the gross leasable area subject to Certificate Related Leases and in which Seller agrees to indemnify Buyer and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer after the Closing as a result of any knowingly false statement of Seller contained in any such certificate of Seller, then Buyer shall have the right to terminate this Agreement, by giving Seller written notice of such termination, whereupon Escrow Agent shall return the Earnest Money, less $100 to be paid to Seller, to Buyer, and thereafter the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. As used herein, a "Certificate Related Lease" is any Lease which: (a) covers more than 2,000 square feet of space and (b) has a remaining primary term extending more than one year after the Closing Date. Any certificate given by Seller with respect to Certificate Related Leases shall survive the Closing in a period of six (6) months or such earlier date on which the applicable tenant shall deliver a Tenant Estoppel Certificate to Buyer.

    SECTION 10. SELLER'S ADDITIONAL COVENANTS. Seller hereby further covenants and agrees as follows:

         10.1 INSURANCE. Pursuant to Section 6.2 hereof, Seller has delivered to Buyer evidence of insurance maintained by Seller for the Property. From and after the Contract Date to the Closing Date, Seller shall continue to maintain the same insurance maintained for the Property as of the date hereof.

         10.2 NO NEW ENCUMBRANCES. Except as otherwise provided in Section 9 hereof, from and after the Inspection Date to the Closing Date, Seller shall not convey any portion of the Property or any rights therein, or enter into any conveyance, security document, easement or other agreement, or amend any existing agreement, granting to any person or entity any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Buyer's prior consent, which may not be unreasonably withheld or delayed.

         10.3 MAINTENANCE. From and after the Inspection Date to the Closing Date, Seller shall maintain the Property in the same manner as it has been maintained prior to the Contract Date. Seller shall also pay in full all accounts payable of Seller, if any, with respect to the Property for any labor, services, materials or similar matters necessary to the operation and maintenance of the Property that are payable, rendered or delivered prior to the Closing.

Notwithstanding anything contained herein to the contrary, Seller shall be under no obligation to make or pay for any capital improvements to the Property or the Building after the Contract Date.

    SECTION 11.  CLOSING.

         11.1 TIME AND PLACE. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be held at the offices of Maslon Edelman Borman & Brand, 3300 Norwest Center, Minneapolis, Minnesota 55402-4140, at 10:00 a.m., E.S.T., on a date selected by Buyer and reasonably acceptable to Seller, which shall be on or before the fifteenth (15th) day after the Buyer obtains Investment Committee approval, unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing. If the parties mutually agree, the Closing may be effected through the mail. Furthermore, Seller shall have the right and option to extend the Closing Date for five (5) additional days if it elects to do so.

         11.2 CLOSING DOCUMENTS. For and in consideration of, and as a condition precedent to Buyer's delivery to Seller of the Purchase Price, Seller shall obtain and deliver to Buyer at the Closing the following documents (all of which shall be duly executed and witnessed, which documents Buyer agrees to execute where required):

         11.2.1 A Special Warranty Deed, in the form attached as Exhibit J hereto and by this reference made a part hereof, conveying to Buyer all of Seller's right, title and interest in and to the Property, subject only to the Permitted Title Exceptions and such other exceptions as are permitted by Section 5 hereof;

         11.2.2 An Assignment and Assumption of Leases and Guaranties, including but not limited to an assignment and assumption of all commissions due under the Leases, as well as all above-standard finish work due thereunder, in the form attached as Exhibit K hereto and by this reference made a part hereof;

         11.2.3 Non-Foreign Certificate, in the form attached as Exhibit L hereto and by this reference made a part hereof;

         11.2.4 Such evidence as the Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

         11.2.5 Such surveys, site plans, plans and specifications, certificates of occupancy, licenses and permits relating to the Property as are in the possession of Seller, and Seller shall also furnish a survey for the Property at its expense;

         11.2.6 An original executed counterpart or certified copy of each Lease, Guaranty and Surviving Service Contract;

         11.2.7  An updated Rent Roll;

         11.2.8 All of the keys to any door or lock on the Property and the original Tenant files in possession of Seller;

         11.2.9 A Bill of Sale for all Personal Property, in the form attached as Exhibit M hereto and by this reference made a part hereof;

         11.2.10 An Assignment and Assumption of Surviving Service Contracts, in the form attached hereto as Exhibit N and by this reference made a part hereof; and

         11.2.11 Notice from Seller to each Tenant and Guarantor of the sale of the Property to Buyer, in the form attached as Exhibit O hereto and by this reference made a part hereof.

         11.3 COSTS. At the Closing, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys' fees. Notwithstanding the foregoing, the costs of Closing shall be borne as follows:

               (i) Seller shall pay for: (a) transfer taxes, (b) a survey, (c)
                   examination of title and (d) conservation fee;

              (ii) Buyer shall pay for: (a) recording fees, (b) owner title insurance premium and (c) any mortgage or intangible tax and all other costs, fees and expenses relating to Buyer's financing of the Property; and

             (iii) Seller and Buyer shall each pay 50% of all escrow fees.

         11.4 SECURITY DEPOSITS. Seller shall pay over and assign and transfer to Buyer at the Closing a sum equal to the aggregate of the Security Deposits and other deposits under the Leases and Buyer shall indemnify Seller against any liability with respect thereto which indemnity shall survive the Closing.

    SECTION 12.  DEFAULT AND REMEDIES.

         12.1 BUYER'S DEFAULT. In the event of a default by Buyer under the terms of this Agreement, Escrow Agent shall disburse the Earnest Money to Seller, and Seller shall be entitled, as its sole and exclusive remedy hereunder, to retain the Earnest Money as full liquidated damages for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller's damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Seller covenants not to bring any action or suit, whether legal or equitable, against Buyer for damages or other redress in the event of Buyer's default hereunder, and Buyer covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. Buyer agrees to execute a cancellation of Purchase Agreement.

         12.2 SELLER'S DEFAULT. In the event of a default by Seller under the terms of this Agreement which is first discovered by Buyer prior to the Closing and is not cured by Seller as provided hereunder, Buyer's sole and exclusive remedies hereunder shall be to either terminate this Agreement and receive a refund of the Earnest Money, less $100 to be paid to Seller, from Escrow Agent, or to seek specific performance of Seller's obligations under this Agreement, without any reduction in the Purchase Price. Buyer shall have no right to seek or recover any damages from Seller in the event of a default by Seller under the terms of this Agreement.

         12.3 SELLER'S MISREPRESENTATION OR BREACH OF WARRANTY. In the event of a misrepresentation or breach of warranty by Seller under Section 9 of this Agreement which is first discovered by Buyer within one hundred eighty (180) days after the Closing Date, Buyer shall notify Seller, in writing, of the specifics of such default, and Buyer's sole recourse against Seller shall be to file an action or proceeding against Seller for the actual damages (to the exclusion of any consequential or punitive damages) suffered by Buyer as a direct result of such default. No action or proceeding thereon of any kind whatsoever shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction within one hundred eighty (180) days after the Closing Date.

    SECTION 13.  CONDEMNATION OR DESTRUCTION.

         13.1 CONDEMNATION. Seller hereby represents and warrants that Seller has no knowledge of any action or proceeding pending, instituted or threatened for condemnation or other taking of all or any part of the Property by friendly acquisition or statutory proceeding. Seller agrees to give Buyer immediate written notice of such actions or proceedings that may result in the taking of all or a part of the Property. If, prior to the Closing, all or any part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer's receiving Seller's notice of such threat, condemnation or taking, or by the Closing Date, whichever is earlier, may elect to terminate this Agreement.

         13.2 DAMAGE OR DESTRUCTION. If, prior to the Closing, all or any part of the Property is damaged or destroyed by any cause, Seller agrees to give Buyer immediate written notice of such occurrence and the nature and extent of such damage and destruction, and Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer's receipt of Seller's notice of such damage or destruction, or by the Closing Date, whichever is earlier, may elect to terminate this Agreement.

         13.3 TERMINATION. If this Agreement is terminated as a result of the provisions of either Section 13.1 or Section 13.2 hereof, Buyer shall be entitled to receive a refund of the Earnest Money, less $100 to be paid to Seller, from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

         13.4 AWARDS AND PROCEEDS. If Buyer does not elect to terminate this Agreement following any notice of a threat of taking or taking by condemnation or notice of damage or destruction to the Property, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards, payments or insurance proceeds for the actual value of the Property lost or destroyed, up to but not in excess of the Purchase Price, that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction, to the extent such awards, payments or proceeds shall not have theretofore been used for restoration of the Property pursuant to a plan of restoration approved in writing by Buyer and, in the event of destruction to the Building and if Buyer does not receive the actual value of the Property destroyed, or the full Purchase Price, whichever is less, Buyer shall be entitled to a credit at Closing against the Purchase Price in an amount equal to any reduction in insurance proceeds attributable to any deductible amount in the applicable insurance policy (but not to exceed the amount of any deficiency in such actual value or Purchase Price (whichever is less) received by Buyer at such time) if Buyer has elected to proceed to Closing and if the Property has not been, or is not being, restored by Seller pursuant to an approved restoration plan.

    SECTION 14.  ASSIGNMENT.

         14.1 ASSIGNMENT BY BUYER. Except as herein expressly provided, Buyer shall not, without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion, assign any of Buyer's rights hereunder or any part thereof to any person, firm, partnership, corporation or other entity. If any assignment is made with the consent of Seller, then the sale contemplated by this Agreement shall be consummated in the name of, and by and through the authorized officials of, any such assignee. Notwithstanding the foregoing, it is agreed that Buyer may assign this Agreement immediately prior to Closing in connection with, and as a part of, a like-kind or a tax-deferred exchange transaction under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations thereunder if Buyer shall so elect, and Seller shall reasonably cooperate with Buyer concerning any such exchange, provided that each of the following conditions is satisfied:

               (i) Seller shall not be required to take title to any other property or properties and shall receive a cash payment of the Purchaser Price in accordance with this Agreement at the Closing pursuant to the provisions hereof;

              (ii) Such exchange is consummated pursuant to an agreement which is mutually acceptable to Buyer and Seller and which shall be executed and delivered to Seller on or before the Closing Date; and

             (iii) Buyer shall in all events be responsible for all costs and expenses relating to such exchange transaction and shall fully indemnify, defend and hold Seller harmless from and against any and all liability, claims, damages, expenses (including reasonable attorney's and paralegal fees and reasonable attorney's and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner relating to such exchange.

    The foregoing provisions shall survive Closing and the transfer of title to Buyer of the subject Property.

         14.2 ASSIGNMENT BY SELLER. From and after the Contract Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate or otherwise dispose of all or any part of its right, title and interest in the Property.

    SECTION 15. BUYER'S REPRESENTATION AND WARRANTY. Buyer does hereby represent and warrant to Seller as of the Contract Date and the Closing Date that it is a validly formed corporation under the laws of Iowa; that it is in good standing in the state of its organization and qualified to do business in Minnesota; that it is not subject to any involuntary proceeding for the dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement with Seller and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of Buyer are duly authorized to so do.

    SECTION 16.  BROKER AND BROKER'S COMMISSION.

         16.1 Seller shall pay a brokerage commission if, but only if, Closing actually occurs pursuant to the terms of this Agreement. No brokerage commission shall be earned or be payable if closing of the purchase and sale provided for hereby does not actually occur. The brokerage commission shall be payable at Closing, and shall be payable 50% each as follows: to Steiner Development Inc. and First Capital L.L.C.

         16.2 Buyer and Seller each warrant and represent to the other that, with the exception of the brokers identified in Section 16.1 hereof, such party has not employed a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by the other as a result of its representation herein being untrue. This Section 16 shall expressly survive the Closing hereunder.

    SECTION 17. NOTICES. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally recognized overnight express delivery service, or sent by U. S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

         SELLER:           Greystone Realty Corporation
                           Two Pickwick Plaza
                           3rd Floor
                           Greenwich, Connecticut 06830
                           Attn: Jean-Marie Murphy

         With a copy to:   Marilyn F. Goldstein, Esq.
                           New York Life Insurance Company
                           51 Madison Avenue
                           New York, New York 10010

         BUYER:            Principal Mutual Life Insurance Company
                           71 1 High Street
                           Des Moines, Iowa 50392-1370
                           Attn: Scott D. Harris

         With a copy to:   Principal Mutual Life Insurance Company
                           71 1 High Street
                           Des Moines, Iowa 50392-0301
                           Attn: Michael Duffy

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given or received on the date of delivery, if delivered by hand or if delivered by express delivery service, or on the date indicated on the return receipt if mailed. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.

    SECTION 18.  MISCELLANEOUS.

         18.1 GOVERNING LAW: HEADINGS: RULES OF CONSTRUCTION. This Agreement shall be construed and interpreted under the laws of the State of Minnesota. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the drafter thereof.

         18.2 NO WAIVER. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

         18.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

         18.4 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns (subject to Section 14 above).

         18.5 AMENDMENTS. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

         18.6 POSSESSION. Possession of the Property shall be granted by Seller to Buyer no later than the Closing Date, subject to the Permitted Title Exceptions and such other exceptions as are permitted pursuant to Section 5 above.

         18.7 DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

         18.8 RECORDING. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement.

         18.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

         18.10 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement and each and every term and condition hereof.

         18.11 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

         18.12 CONFIDENTIALITY. Buyer and Seller both covenant and agree that they shall not disclose the Purchase Price to any third party during the term of this Agreement and that they will not provide a copy of this Agreement to any third party at any time (other than Escrow Agent). Furthermore, Buyer shall not disclose to any third party during the term of this Agreement any information received by Buyer from Seller or Seller's managing agent for the Property at any time (whether before or after the execution of this Agreement) concerning prospective leases of space within the Building or any negotiations or other communications relating thereto. After the occurrence of the Closing, Buyer and Seller may disclose that the transactions contemplated hereby have occurred and that the Property has been sold, but shall not disclose the Purchase Price, except to actual or prospective lenders, investors, shareholders and governmental agencies. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit Buyer and Seller from making any disclosure required by law, including any such disclosure required by any Federal, state or local governmental agency or court of competent jurisdiction, or any disclosure which is reasonably necessary to protect any such party's interest in any action, suit or proceeding brought by or against such party and relating to the Properties or the subject matter of this Agreement or any disclosure reasonably necessary to effectuate the closing of this transaction. The sole relief available to either Seller or Buyer for a proven violation of the provisions of this Section l8.12 shall be injunctive relief and/or money damages not to exceed $15,000.00.

         18.13 ESCROW AGENT. Escrow Agent shall not be entitled to any fees or compensation for its services as escrow agent hereunder, other than its normal and customary fees, the cost of which will be shared equally by Buyer and Seller. Escrow Agent shall be liable only to hold the Earnest Money, to invest same as provided for herein, and to deliver same to the parties named herein in accordance with the provisions of this Agreement and the Escrow Agreement. Escrow Agent, as escrow agent, is acting in the capacity of a depository only, and shall not be liable or responsible to anyone for any damages, losses or expenses, unless the same shall be caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement among any of the parties to this Agreement, or among them or any of them and any other person, resulting in adverse claims and demands being made in connection with or for any property involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it under this Agreement, and in so doing, Escrow Agent shall not become liable in any way for such refusal, and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and Escrow Agent shall have been notified in writing of such agreement signed by the parties thereto. Further, Escrow Agent shall have the right, at any time after a dispute between Seller and Buyer has arisen, to pay any deposits held by it into any court of competent jurisdiction in Hennepin County, Minnesota for payment to the appropriate party, whereupon Escrow Agent's obligations hereunder shall terminate.

         18.14 BUYER'S APPROVAL. This Agreement and the consummation of the transaction contemplated hereby are expressly subject to approval by the Investment Committee of Buyer on or before 7 days after the Inspection Date. If, however, Buyer fails to notify Seller by a writing received by Seller on or before 5:00 P.M., E.S.T. on or before 7 days after the Inspection Date that Buyer's Investment Committee has approved this Agreement and such consummation, then this Agreement shall automatically terminate and neither of the parties shall have any further rights or obligations hereunder, except for those which expressly survive any such termination, and the Earnest Money, less $100.00 which shall be paid to Seller, shall be returned to Buyer. If Buyer does so notify Seller that Buyer's Investment Committee has approved this Agreement and such consummation, then this Agreement shall remain in full force and effect in accordance with its terms.


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

         IN WITNESS WHEREOF, each of the parties hereto has duly signed and sealed this Agreement, effective as of the day and year first above written.

                   SELLER:

                   NYLIFE REALTY PARTNERS I - GENERAL PARTNERSHIP (C)

                   By:  New York Life Insurance Company, a general partner

                        By:  Greystone Realty Corporation, as agent

                            By:  /s/ CHARLES J. LAUCKHARDT
                                 -------------------------------------------
                                  Charles J. Lauckhardt,
                                  Its Vice Chairman and Chief Investment
                                  Officer

                            Attest:  /s/ JEAN-MARIE MURPHY
                                   -----------------------------------------
                                   Name:  Jean-Marie Murphy
                                   Title:  Senior Vice President & Assistant
                                           Secretary

                            By:  NYLIFE Realty Income Partners I, L.P.

                            By:  NYLIFE Realty Inc., a general partner

                                 By:  /s/ KEVIN M. MICUCCI
                                    ----------------------------------------
                                    Kevin M. Micucci,
                                    Its President

                            Attest:  /s/ JUDY IRONS
                                    ----------------------------------------
                                    Name:  Judy Irons
                                    Title:  Secretary

                            BUYER:

                            PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                            By:   /s/ MICHAEL S. DUFFY
                               ---------------------------------------------
                                  Name:  Michael S. Duffy
                                  Title: Assistant Director, Commercial Real
                                         Estate/Equities

                            Attest:  /s/ TERRENCE M. TOBIN
                                   -----------------------------------------
                                    Name:  Terrence M. Tobin
                                    Title:  Counsel

                                            [CORPORATE SEAL]

                            ESCROW AGENT:

                            CHICAGO TITLE INSURANCE COMPANY

                            By:  /s/ DAVID A. HILLERT
                               ---------------------------------------------
                                 Name:  David A. Hillert
                                 Title:  Commercial Counsel

















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